As filed with the Securities and Exchange Commission on May 6, 1999

                                                  Registration No. 333-_______
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------
                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ----------------------
                                EDO CORPORATION
            (Exact name of registrant as specified in its charter)

          New York                                             11-0707740
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                        60 East 42nd Street, Suite 5010
                              New York, NY  10165
                    (Address of Principal Executive Offices
                              including Zip Code)

               EDO CORPORATION COMPENSATION PLAN FOR DIRECTORS;
                  EDO CORPORATION 1997 NON-EMPLOYEE DIRECTOR
                            STOCK OPTION PLAN; AND
                 EDO CORPORATION 1996 LONG-TERM INCENTIVE PLAN
                          (Full titles of the Plans)

                               Marvin D. Genzer
                  Vice President, General Counsel & Secretary
                        60 East 42nd Street, Suite 5010
                              New York, NY  10165
                                (212) 716-2005
           (Name, address and telephone number of agent for service)
==============================================================================

                        CALCULATION OF REGISTRATION FEE
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                                     Proposed         Proposed
                                      maximum          maximum
Title of                              offering        aggregate     Amount of
securities to       Amount to be     price per         offering   registration
be registered        registered         unit            price          fee

common stock,        850,000(1)      (2)             $5,788,500(2)   $1,609.20
par value
$1.00 per share
("Common Shares")
------------------------------------------------------------------------------

(1) To be offered pursuant to the EDO Corporation Compensation Plan For Directors (100,000 shares); the EDO Corporation 1997 Non-Employee Director Stock Option Plan (150,000 shares); and the EDO Corporation 1996 Long-Term Incentive Plan (600,000 shares) (collectively, the "Plans"). Any Common Shares previously registered for delivery pursuant to EDO Corporation's 1980, 1985 and 1988 Stock Option Plans and/or EDO Corporation's 1983 and 1988 Long-Term Incentive Plans which are subsequently forfeited or not issued due to the expiration, termination or cancellation of awards under such plans will become available for delivery under the EDO Corporation 1996 Long-Term Incentive Plan. Such indeterminable number of additional shares as may be distributed by the operation of the recapitalization provisions of the Plans is hereby also registered.

(2) Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon an assumed price of $6.81 share, the average of the high and low sale prices of the Registrant's Common Shares as reported on the New York Stock Exchange on May 4, 1999.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Incorporated by reference in this Registration Statement are the following documents heretofore filed by EDO Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

    (a) The Company's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act;

    (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

    (c) The description of the Company's common stock, par value $1.00 per share (the "Common Shares"), contained in a registration statement filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5.Interests of Named Experts and Counsel

None.

Item 6.Indemnification of Directors and Officers

Article Eighth of the Company's Certificate of Incorporation contains the following provisions:

    EIGHTH: No director of the Corporation shall be liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that nothing contained in this Article EIGHTH shall eliminate or limit:

        (a) the liability of any director if a judgment or other final adjudication adverse to such director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that his or her acts violated section 719 of the Business Corporation Law of the State of New York; or

        (b) the liability of any director for any act or omission prior to the adoption of the amendment to this Certificate of Incorporation that included this Article EIGHTH.

Article IX of the By-Laws of the Company contains the following provisions:

    Section 9.01.  Indemnification--Third Party and Derivative Actions.

    (a) The Company shall indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Company to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Company served in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate, was a director or officer of the Company, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

    (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Company or that he had reasonable cause to believe that his conduct was unlawful.

    (c) The Company shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Company, except that no indemnification under this subparagraph (c) shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    (d) For the purpose of this Section 1, the Company shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Company. [Sec. 722]

    Section 9.02.  Payment of Indemnification; Repayment.

    (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 1 of this Article shall be entitled to indemnification as authorized in such Section.

    (b) Except as provided in the foregoing sentence, any indemnification under
    Section 1 of this Article, unless ordered by a court under Section 724 of the New York Business Corporation Law as from time to time amended, shall be made by the Company, only if authorized in the specific case:

        (1) by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in Section 1 of this Article or otherwise established by the Company pursuant to the last sentence of Section 4 of this Article; or

        (2) if a quorum under the foregoing subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

            (i) by the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such Section 1 of this Article or otherwise established by the Company pursuant to the last sentence of Section 4 of this Article has been met by such director or officer, or

            (ii) by the shareholders upon a finding that the director or officer has met such applicable standard of conduct.

    (c) Expenses incurred in defending a civil or criminal action or proceeding shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by
    Section 2(d) of this Article.

    (d) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the Company under this Article or allowed by a court shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so advanced by the Company or allowed by the court exceed the indemnification to which he is entitled. [Secs. 723,725(a)]

    Section 9.03. Procedure for Indemnification. Any indemnification of a director or officer of the Company under Section 1, or advance of costs, charges and expenses under Section 2(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer. The right to indemnification or advances as granted by this Article shall be enforceable by the director or officer in any court of competent jurisdiction if the Company denies such request, in whole or in part, or if no disposition thereof is made within 60 days.
    Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 2(c) of this Article where the required undertaking, if any, has been received by the Company) that the claimant has not met the standard of conduct set forth in Section 1 of this Article or otherwise established by the Company pursuant to the last sentence of Section 4 of this Article, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, its independent legal counsel, and its stockholders), to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 of this Article or otherwise established by the Company pursuant to the last sentence of Section 4 of this Article, nor the fact that there has been an actual determination by the Company (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    Section 9.04. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Company and each director and officer (and each director and officer of any of its subsidiaries) who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a "contract right" may not be modified retroactively without the consent of such director or officer. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or directors or otherwise, both as to act ion in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrator of such a person. The Company is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or directors or by agreement. [Sec. 721]

    Section 9.05. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director or officer of the Company as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

In general, Sections 721 through 726 of the New York Business Corporation Law allow a corporation to indemnify its directors and officers, subject to limitations substantially similar to those contained in the Company's By-Laws as summarized above, and to advance expenses incurred by directors and officers in defending proceedings brought against them in such capacity.

The Company has entered into indemnity agreements with several of its officers and directors which are intended to extend to such officers and directors indemnification to the greatest extent permissible under applicable law, the Company's Certificate of Incorporation, and the Company's By-Laws (See Exhibit
99.4 hereto). The Company also maintains, at its expense, insurance policies which insure its directors and officers (up to certain amounts per year and subject to certain exclusions and deductions) against certain liabilities which may be incurred in those capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.Exhibits

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on pages 12-13.

Item 9.Undertakings

(a) Rule 415 Offering.  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

        (i) include any Prospectus required by Section 10(a)(3) of the Securities Act, unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

        (ii) reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information is contained in periodic reports filed by the Registrant pursuant to Section 13 or
        Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

        (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 27 day of July, 1998.

                                        EDO CORPORATION

                                    By: /s/Kenneth A. Paladino
                                        --------------------------------------
                                        Kenneth A. Paladino
                                        Vice President - Finance and Treasurer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                              Title                         Date

/s/ Frank A. Fariello        Chairman of the Board, Chief        July 27, 1998
-----------------------      Executive Officer and Director
Frank A. Fariello            (Principal Executive Officer)

/s/ Kenneth A. Paladino      Vice President-Finance              July 27, 1998
-----------------------      and Treasurer
Kenneth A. Paladino          (Principal Financial Officer)

/s/ Effie Pavlou             Controller                          July 27, 1998
-----------------------
Effie Pavlou

*                            Director                            July 27, 1998
-----------------------
Robert E. Allen

*                            Director                            July 27, 1998
-----------------------
Robert Alvine

*                            Director                            July 27, 1998
-----------------------
Mellon C. Baird

*                            Director                            July 27, 1998
-----------------------
George M. Ball

*                            Director                            July 27, 1998
-----------------------
Joseph F. Engelberger

*                            Director                            July 27, 1998
-----------------------
Robert M. Hanisee

*                            Director                            July 27, 1998
-----------------------
Michael J. Hegarty

*                            Director                            July 27, 1998
-----------------------
George A. Strutz, Jr.

                                                *By: /s/ Kenneth A. Paladino
                                                     -------------------------
                                                     Kenneth A. Paladino
                                                     Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit No.                Description of Exhibit


4.1 Certificate of Incorporation of the Company and amendments thereto dated June 14, 1984, July 18, 1988 and July 22, 1988 (incorporated by reference to Exhibit 3(i) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994), as further amended by amendment thereto dated
              July 29, 1998 (incorporated by reference to Exhibit 3(i) to the Company's Annual Report on Form 10-K for the fiuscal year ended December 31, 1998).

4.2 By-Laws of the Company (incorporated by reference to Exhibit 3(ii) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

4.3 Loan Agreement, dated as of September 9, 1998, between Mellon Bank, NA., et al and EDO Corporation. Incorporated by reference to Exhibit 4(A) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 26, 1998.

5             Opinion of Debevoise & Plimpton (filed herewith).

23.1          Consent of KPMG LLP (filed herewith).

23.2          Consent of Debevoise & Plimpton (included in Exhibit 5).

24            Powers of Attorney (filed herewith).

99.1 The Company's Compensation Plan For Directors (incorporated by reference to Exhibit 3(g) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998).

99.2 The Company's 1997 Non-Employee Director Stock Option Plan (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement dated March 21, 1997).

99.3 The Company's 1996 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement dated March 22, 1996).

99.4 Form of Directors' and Officers' Indemnification Agreements between the Company and 14 current Company directors and officers (incorporated by reference to Exhibit 10(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).